Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the pre-effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-122703) and related Prospectus of United Therapeutics Corporation for the registration of 5,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2005, with respect to the consolidated financial statements and schedule of United Therapeutics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, Virginia
February 24, 2005